Exhibit 99.1

Ferrellgas Partners, L.P. Reports Fiscal 2016 Earnings

OVERLAND PARK, Kan., September 28, 2016 — Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas” or the “Company”) today reported financial results for the full fiscal year ended July 31, 2016.

The Company reported a net loss attributable to Ferrellgas Partners, L.P. of $665.4 million, compared to net earnings attributable to Ferrellgas Partners, L.P. of $29.6 million in the full fiscal year 2015.  The net loss for the current fiscal year includes a one-time non-cash impairment charge of $628.8 million in our Midstream operations — Crude oil Logistics segment and a one-time non-cash impairment charge of $29.3 million in our Other midstream operations — water solutions reporting unit.

The Company also announced Adjusted EBITDA of $344.7 million for fiscal 2016, an increase of 14.8% from $300.2 million in the previous year.

Continued strong expense controls in the Propane and related equipment sales segment helped offset the impact of elevated temperatures, which were 19% warmer than normal and 16% warmer than the prior year period. Interest expense totaled $137.9 million for the full fiscal year in 2016, compared to $100.4 million in the prior year, primarily due to $500 million of notes issued in connection with the Bridger acquisition in June 2015.

“As we highlighted last quarter, record temperatures across the nation continue to have an adverse impact on the propane sector of our company and low oil prices have seriously damaged our midstream sector,” said James E. Ferrell, Interim President and Chief Executive Officer. “In particular, unusually warm winters over the past two years drove down propane sales across all our geographies, and low crude oil prices have negatively impacted our midstream logistics business.”

Because of the increase in debt incurred to fund the Bridger acquisition, the recently announced Jamex settlement and the effects of the record warm temperatures in fiscal 2016, our leverage ratio has increased to levels approaching the 5.5x limit provided in our secured credit facility and accounts receivable securitization facility.  On September 27, 2016, Ferrellgas obtained an amendment under the secured credit facility and accounts receivable securitization facility pursuant to which the maximum leverage ratio is increased to a range of 5.95x to 6.05x over the next six quarters.

Further, the Company is focused on the reduction of its debt and leverage ratio.  One tactic under consideration is a reduction in our quarterly distribution, which will continue to be determined by the board of directors of our general partner on a quarter-by-quarter basis. The distribution for the first quarter of fiscal 2017 has not yet been determined, but our board believes that it is possible that the annual distribution rate may be reduced from $2.05 to approximately $1.00 per common unit. Any such reduction, together with any other debt-reducing actions taken would likely remain in effect until our leverage ratio reaches a level that we deem appropriate for our business.

Mr. Ferrell stated, “In light of the recent developments related to our Jamex settlement, a prolonged downturn in the midstream sector, as well as two full years of erratic weather patterns driving down propane demand, we are taking prudent action at this time to preserve capital and improve the Company’s financial position. We are committed to strengthening our balance sheet by de-levering in a meaningful way. We are confident this action will support the long-term interests of our unitholders, employee-owners and other stakeholders, and we look forward to growth in distribution when our leverage ratio and debt return to more reasonable levels.”

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 28, 2016. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2016, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	July 31, 2016	July 31, 2015
ASSETS

Current Assets:
Cash and cash equivalents	$4,965	$7,652
Accounts and notes receivable, net (including $106,464 and 123,791 of accounts receivable pledged as collateral at July 31, 2016 and July 31, 2015, respectively)	149,583	196,918
Inventories	90,594	96,754
Prepaid expenses and other current assets	39,973	64,285
Total Current Assets	285,115	365,609

Property, plant and equipment, net	774,680	965,217
Goodwill	256,103	478,747
Intangible assets, net	280,185	580,043
Other assets, net (a)	86,443	48,113
Assets held for sale	780	—
Total Assets	$1,683,306	$2,437,729

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)

Current Liabilities:
Accounts payable	$67,928	$83,974
Short-term borrowings	101,291	75,319
Collateralized note payable	64,000	70,000
Other current liabilities	128,958	180,687
Total Current Liabilities	362,177	409,980

Long-term debt (a) (b)	1,941,335	1,778,065
Other liabilities	31,574	41,975
Contingencies and commitments

Partners’ Capital (Deficit):
Common unitholders (98,002,665 and 100,376,789 units outstanding at July 31, 2016 and July 31, 2015)	(570,754)	299,730
General partner unitholder (989,926 and 1,013,907 units outstanding at July 31, 2016 and July 31, 2015)	(65,835)	(57,042)
Accumulated other comprehensive loss	(10,468)	(38,934)
Total Ferrellgas Partners, L.P. Partners’ Capital (Deficit)	(647,057)	203,754
Noncontrolling Interest	(4,723)	3,955
Total Partners’ Capital (Deficit)	(651,780)	207,709
Total Liabilities and Partners’ Capital	$1,683,306	$2,437,729

(a) Reflects the reclassification of debt issuance costs within Long-term debt that was previously reported within Other assets, net.

(b) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $182 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED JULY 31, 2016 AND 2015

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	July 31		July 31
	2016	2015	2016	2015
Revenues:
Propane and other gas liquids sales	$241,282	$256,121	$1,202,368	$1,657,016
Midstream operations	137,811	86,827	625,238	107,189
Other	30,418	39,563	211,761	260,185
Total revenues	409,511	382,511	2,039,367	2,024,390

Cost of sales:
Propane and other gas liquids sales	115,592	128,034	564,433	977,224
Midstream operations	97,335	70,526	471,234	76,590
Other	14,812	23,025	126,237	170,697

Gross profit	181,772	160,926	877,463	799,879

Operating expense	111,326	115,369	457,910	432,282
Depreciation and amortization expense	37,815	28,003	150,513	98,579
General and administrative expense	11,923	26,730	48,579	56,431
Equipment lease expense	7,279	6,599	28,833	24,273
Non-cash employee stock ownership plan compensation charge	9,220	7,985	27,595	24,713
Non-cash stock-based compensation charge (a)	2,567	6,281	9,324	25,982
Asset impairments	628,802	—	658,118	—
Loss on asset sales and disposal	7,615	2,521	30,835	7,099

Operating income (loss)	(634,775)	(32,562)	(534,244)	130,520

Interest expense	(35,048)	(28,599)	(137,937)	(100,396)
Other income (expense), net	199	65	110	(350)

Earnings (loss) before income taxes	(669,624)	(61,096)	(672,071)	29,774

Income tax benefit	(1,482)	(1,763)	(36)	(315)

Net earnings (loss)	(668,142)	(59,333)	(672,035)	30,089

Net earnings (loss) attributable to noncontrolling interest (b)	(6,708)	(558)	(6,620)	469

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	(661,434)	(58,775)	(665,415)	29,620

Less: General partner’s interest in net earnings (loss)	(6,614)	(588)	(6,654)	296

Common unitholders’ interest in net earnings (loss)	$(654,820)	$(58,187)	$(658,761)	$29,324

Earnings (loss) Per Unit
Basic and diluted net earnings (loss) per common unitholders’ interest	$(6.68)	$(0.64)	$(6.68)	$0.35

Weighted average common units outstanding	98,002.7	90,908.0	98,682.8	84,646.2

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	July 31		July 31
	2016	2015	2016	2015

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$(661,434)	$(58,775)	$(665,415)	$29,620
Income tax benefit	(1,482)	(1,763)	(36)	(315)
Interest expense	35,048	28,599	137,937	100,396
Depreciation and amortization expense	37,815	28,003	150,513	98,579
EBITDA	(590,053)	(3,936)	(377,001)	228,280
Non-cash employee stock ownership plan compensation charge	9,220	7,985	27,595	24,713
Non-cash stock based compensation charge (a)	2,567	6,281	9,324	25,982
Asset impairments	628,802	—	658,118	—
Loss on asset sales and disposal	7,615	2,521	30,835	7,099
Other income (expense), net	(199)	(65)	(110)	350
Change in fair value of contingent consideration (included in operating expense)	—	—	(100)	(6,300)
Severance costs ($128 and $1,329 included in operating costs for the three and twelve months ended period July 31, 2016 and $0 and $124 included in general and administrative costs for the three and twelve months ended period July 31, 2016)	128	—	1,453	—
Litigation accrual and related legal fees associated with a class action lawsuit (included in general and administrative expense)	—	—	—	806
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives $(7) and $1,585 included in operating expense for the three and twelve months ended July 31, 2016 and $4,021 and $2,412 for the three and twelve months ended July 31, 2015. Also includes $(1,849) and $(448) included in midstream operations cost of sales for the three and twelve months ended July 31, 2016, respectively.	(1,856)	4,021	1,137	2,412
Acquisition and transition expenses (included in general and administrative expense)	0	16,373	99	16,373
Net earnings (loss) attributable to noncontrolling interest (b)	(6,708)	(558)	(6,620)	469
Adjusted EBITDA (c)	49,516	32,622	344,730	300,184
Net cash interest expense (d)	(33,604)	(27,551)	(132,860)	(96,150)
Maintenance capital expenditures (e)	(3,549)	(4,749)	(17,137)	(19,612)
Cash paid for taxes	(345)	(379)	(777)	(712)
Proceeds from asset sales	51	1,845	6,023	5,905
Distributable cash flow to equity investors (f)	12,069	1,788	199,979	189,615
Distributable cash flow attributable to general partner and non-controlling interest	241	35	4,000	3,792
Distributable cash flow attributable to common unitholders	11,828	1,753	195,979	185,823
Less: Distributions paid to common unitholders	50,226	41,359	202,119	165,433
Distributable cash flow excess/(shortage)	$(38,398)	$(39,606)	$(6,140)	$20,390

Propane gallons sales
Retail - Sales to End Users	87,625	90,055	552,771	608,781
Wholesale - Sales to Resellers	56,129	58,997	226,121	270,065
Total propane gallons sales	143,754	149,052	778,892	878,846

Midstream operations barrels
Salt water volume processed	3,563	3,801	16,543	17,035
Crude oil hauled	14,587	10,447	79,411	10,447
Crude oil sold	1,891	527	6,860	702

(a)	Non-cash stock-based compensation charges consist of the following:

	Three months ended		Twelve months ended
	July 31		July 31
	2016	2015	2016	2015
Operating expense	$385	$942	$1,268	$5,175
General and administrative expense	2,182	5,339	8,056	20,807
Total	$2,567	$6,281	$9,324	$25,982

(b)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.
(c)

Adjusted EBITDA is calculated as net earnings (loss) attributable to Ferrellgas Partners, L.P., income tax expense (benefit), interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, non-cash stock-based compensation charge, asset impairments, loss on asset sales and disposals, other income (expense), net, change in fair value of contingent consideration, litigation accrual and related legal fees associated with a class action lawsuit, unrealized (non-cash) losses (gains) on changes in fair value of derivatives, acquisition and transition expenses and net earnings (loss) attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful, because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)

Net cash interest expense is the sum of interest expense less non-cash interest expense and other expense, net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.
(f)

Management considers distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to equity investors. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.